Term Sheet To prospectus dated November 14, 2011, prospectus supplement dated November 14, 2011, product supplement no. 4-I dated November 14, 2011 and	Term Sheet to Product Supplement No. 4-I Registration Statement No. 333-177923 Dated June 24, 2014; Rule 433

Structured Investments	$ Contingent Buffered Equity Notes Linked to the EURO STOXX® Banks Index due December 29, 2015
General
•
The notes are designed for investors who seek uncapped, unleveraged exposure to the appreciation of the EURO STOXX® Banks Index.  Investors should be willing to forgo interest and dividend payments and, if the Ending Index Level is less than the Initial Index Level by more than the Contingent Buffer Amount, be willing to lose some or all of their principal at maturity.  Any payment on the notes is subject to the credit risk of JPMorgan Chase & Co.

•	Unsecured and unsubordinated obligations of JPMorgan Chase & Co. maturing December 29, 2015†
•	Minimum denominations of $10,000 and integral multiples of $1,000 in excess thereof
•	The notes are expected to price on or about June 27, 2014 and are expected to settle on or about July 2, 2014.
Key Terms
Index:	The EURO STOXX® Banks Index (Bloomberg ticker: SX7E)
Payment at Maturity:
If the Ending Index Level is greater than the Initial Index Level, at maturity you will receive a cash payment that provides you with a return per $1,000 principal amount note equal to the Index Return.  Accordingly, if the Ending Index Level is greater than the Initial Index Level, your payment at maturity per $1,000 principal amount note will be calculated as follows:

$1,000 + ($1,000 × Index Return)

If the Ending Index Level is equal to the Initial Index Level or is less than the Initial Index Level by up to the Contingent Buffer Amount, you will receive the principal amount of your notes at maturity.

If the Ending Index Level is less than the Initial Index Level by more than the Contingent Buffer Amount,  you will lose 1% of the principal amount of your notes for every 1% that the Ending Index Level is less than the Initial Index Level, and your payment at maturity per $1,000 principal amount note will be calculated as follows:

$1,000 + ($1,000 × Index Return)

If the Ending Index Level is less than the Initial Index Level by more than the Contingent Buffer Amount of 12.50%, you will lose more than 12.50% of your principal amount and may lose all of your principal amount at maturity.

Contingent Buffer Amount:	12.50%
Index Return:	(Ending Index Level – Initial Index Level) Initial Index Level
Initial Index Level:	The Index closing level on the pricing date
Ending Index Level:	The arithmetic average of the Index closing levels on the Ending Averaging Dates
Original Issue Date (Settlement Date):	On or about July 2, 2014
Ending Averaging Dates†:	December 17, 2015, December 18, 2015, December 21, 2015, December 22, 2015 and December 23, 2015 (the “Final Ending Averaging Date”)
Maturity Date†:	December 29, 2015
CUSIP:	48127DNK0
†
Subject to postponement in the event of a market disruption event and as described under “Description of Notes — Postponement of a Determination Date — A. Notes Linked to a Single Index” and “Description of Notes — Payment at Maturity” in the accompanying product supplement no. 4-I

Investing in the Contingent Buffered Equity Notes involves a number of risks.  See “Risk Factors” beginning on page PS-21 of the accompanying product supplement no. 4-I and “Selected Risk Considerations” beginning on page TS-3 of this term sheet.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the notes or passed upon the accuracy or the adequacy of this term sheet or the accompanying product supplement, prospectus supplement and prospectus.  Any representation to the contrary is a criminal offense.

	Price to Public (1)	Fees and Commissions (2)	Proceeds to Issuer
Per note	$1,000	$	$
Total	$	$	$
(1)	See “Supplemental Use of Proceeds” in this term sheet for information about the components of the price to public of the notes.
(2)
J.P. Morgan Securities LLC, which we refer to as JPMS, acting as agent for JPMorgan Chase & Co., will pay all of the selling commissions it receives from us to other affiliated or unaffiliated dealers.  In no event will these selling commissions exceed $12.50 per $1,000 principal amount note.  See “Plan of Distribution (Conflicts of Interest)” beginning on page PS-77 of the accompanying product supplement no. 4-I.

If the notes priced today, the estimated value of the notes as determined by JPMS would be approximately $974.60 per $1,000 principal amount note. JPMS’s estimated value of the notes, when the terms of the notes are set, will be provided by JPMS in the pricing supplement and will not be less than $964.60 per $1,000 principal amount note.  See “JPMS’s Estimated Value of the Notes” in this term sheet for additional information.

The notes are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

June 24, 2014

Additional Terms Specific to the Notes

JPMorgan Chase & Co. has filed a registration statement (including a prospectus) with the SEC for the offering to which this term sheet relates.  Before you invest, you should read the prospectus in that registration statement and the other documents relating to this offering that JPMorgan Chase & Co. has filed with the SEC for more complete information about JPMorgan Chase & Co. and this offering.  You may get these documents without cost by visiting EDGAR on the SEC website at www.sec.gov.  Alternatively, JPMorgan Chase & Co., any agent or any dealer participating in this offering will arrange to send you the prospectus, the prospectus supplement, product supplement no. 4-I and this term sheet if you so request by calling toll-free 866-535-9248.

You may revoke your offer to purchase the notes at any time prior to the time at which we accept such offer by notifying the applicable agent.  We reserve the right to change the terms of, or reject any offer to purchase, the notes prior to their issuance.  In the event of any changes to the terms of the notes, we will notify you and you will be asked to accept such changes in connection with your purchase.  You may also choose to reject such changes in which case we may reject your offer to purchase.

You should read this term sheet together with the prospectus dated November 14, 2011, as supplemented by the prospectus supplement dated November 14, 2011 relating to our Series E medium-term notes of which these notes are a part, and the more detailed information contained in product supplement no. 4-I dated November 14, 2011.  This term sheet, together with the documents listed below, contains the terms of the notes and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, fact sheets, brochures or other educational materials of ours.  You should carefully consider, among other things, the matters set forth in “Risk Factors” in the accompanying product supplement no. 4-I, as the notes involve risks not associated with conventional debt securities.  We urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the notes.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•	Product supplement no. 4-I dated November 14, 2011:
http://www.sec.gov/Archives/edgar/data/19617/000089109211007593/e46160_424b2.pdf

•	Prospectus supplement dated November 14, 2011:
http://www.sec.gov/Archives/edgar/data/19617/000089109211007578/e46180_424b2.pdf

•	Prospectus dated November 14, 2011:
http://www.sec.gov/Archives/edgar/data/19617/000089109211007568/e46179_424b2.pdf

Our Central Index Key, or CIK, on the SEC website is 19617.  As used in this term sheet, the “Company,” “we,” “us” and “our” refer to JPMorgan Chase & Co.

JPMorgan Structured Investments — Contingent Buffered Equity Notes Linked to the EURO STOXX® Banks Index	TS-1

What Is the Total Return on the Notes at Maturity, Assuming a Range of Performances for the Index?

The following table illustrates the hypothetical total return at maturity on the notes.  The “total return” as used in this term sheet is the number, expressed as a percentage, that results from comparing the payment at maturity per $1,000 principal amount note to $1,000.  Each hypothetical total return set forth below assumes an Initial Index Level of 160 and reflects the Contingent Buffer Amount of 12.50%.  Each hypothetical total return set forth below is for illustrative purposes only and may not be the actual total return applicable to a purchaser of the notes.  The numbers appearing in the following table and examples have been rounded for ease of analysis.

		Total Return
Ending Index Level	Index Return
288.000	80.00%	80.00%
272.000	70.00%	70.00%
256.000	60.00%	60.00%
240.000	50.00%	50.00%
224.000	40.00%	40.00%
208.000	30.00%	30.00%
192.000	20.00%	20.00%
176.000	10.00%	10.00%
168.000	5.00%	5.00%
164.000	2.50%	2.50%
160.000	0.00%	0.00%
156.000	-2.50%	0.00%
152.000	-5.00%	0.00%
144.000	-10.00%	0.00%
140.000	-12.50%	0.00%
139.984	-12.51%	-12.51%
128.000	-20.00%	-20.00%
112.000	-30.00%	-30.00%
96.000	-40.00%	-40.00%
80.000	-50.00%	-50.00%
64.000	-60.00%	-60.00%
48.000	-70.00%	-70.00%
32.000	-80.00%	-80.00%
16.000	-90.00%	-90.00%
0.000	-100.00%	-100.00%

Hypothetical Examples of Amount Payable at Maturity

The following examples illustrate how the payment at maturity in different hypothetical scenarios is calculated.

Example 1:  The level of the Index increases from the Initial Index Level of 160 to an Ending Index Level of 168. Because the Ending Index Level of 168 is greater than the Initial Index Level of 160 and the Index Return is 5%, the investor receives a payment at maturity of $1,050 per $1,000 principal amount note, calculated as follows:

$1,000 + ($1,000 × 5%) = $1,050

Example 2:  The level of the Index decreases from the Initial Index Level of 160 to an Ending Index Level of 152.  Although the Index Return is negative, because the Ending Index Level of 152 is less than the Initial Index Level of 160 by not more than the Contingent Buffer Amount of 12.50%, the investor receives a payment at maturity of $1,000 per $1,000 principal amount note.

Example 3:  The level of the Index decreases from the Initial Index Level of 160  to an Ending Index Level of 96.  Because the Ending Index Level of 96 is less than the Initial Index Level of 160 by more than the Contingent Buffer Amount of 12.50% and the Index Return is -40%, the investor receives a payment at maturity of $600 per $1,000 principal amount note, calculated as follows:

$1,000 + ($1,000 × -40%) = $600

The hypothetical returns and hypothetical payments on the notes shown above apply only if you hold the notes for their entire term. These hypotheticals do not reflect fees or expenses that would be associated with any sale in the secondary market. If these fees and expenses were included, the hypothetical returns and hypothetical payments shown above would likely be lower.

JPMorgan Structured Investments — Contingent Buffered Equity Notes Linked to the EURO STOXX® Banks Index	TS-2

Selected Purchase Considerations

•
UNLEVERAGED AND UNCAPPED APPRECIATION POTENTIAL — The notes provide the opportunity to earn an unleveraged return at maturity equal to any positive Index Return.  The notes are not subject to a predetermined maximum gain and, accordingly, any return at maturity will be determined based on the movement of the Index.  Because the notes are our unsecured and unsubordinated obligations, payment of any amount on the notes is subject to our ability to pay our obligations as they become due.

•
LIMITED PROTECTION AGAINST LOSS — We will pay you your principal back at maturity if the Ending Index Level is not less than the Initial Index Level by more than the Contingent Buffer Amount.  If the Ending Index Level is less than the Initial Index Level by more than the Contingent Buffer Amount of 12.50%, for every 1% that the Ending Index Level is less than the Initial Index Level, you will lose an amount equal to 1% of the principal amount of your notes.  Accordingly, under these circumstances, you will lose more than 12.50% of your principal amount and may lose all of your principal amount at maturity.

•
RETURN LINKED TO THE EURO STOXX® BANKS INDEX — The EURO STOXX® Banks Index is a free float market capitalization index which currently includes 29 stocks of banks market sector leaders mainly from the 12 largest Eurozone countries: Austria, Belgium, Finland, France, Germany, Greece, Ireland, Italy, Luxembourg, the Netherlands, Portugal and Spain.  For additional information about the Index, see the information set forth in Appendix A to this term sheet.

•
CAPITAL GAINS TAX TREATMENT — You should review carefully the section entitled “Material U.S. Federal Income Tax Consequences” in the accompanying product supplement no. 4-I.  The following discussion, when read in combination with that section, constitutes the full opinion of our special tax counsel, Davis Polk & Wardwell LLP, regarding the material U.S. federal income tax consequences of owning and disposing of notes.

Based on current market conditions, in the opinion of our special tax counsel it is reasonable to treat the notes as “open transactions” that are not debt instruments for U.S. federal income tax purposes.  Assuming this treatment is respected, the gain or loss on your notes should be treated as long-term capital gain or loss if you hold your notes for more than a year, whether or not you are an initial purchaser of notes at the issue price.  However, the Internal Revenue Service (the “IRS”) or a court may not respect this treatment, in which case the timing and character of any income or loss on the notes could be materially and adversely affected.  In addition, in 2007 Treasury and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments.  The notice focuses in particular on whether to require investors in these instruments to accrue income over the term of their investment.  It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; the relevance of factors such as the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. investors should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” regime, which very generally can operate to recharacterize certain long-term capital gain as ordinary income and impose a notional interest charge.  While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the notes, possibly with retroactive effect.  You should consult your tax adviser regarding the U.S. federal income tax consequences of an investment in the notes, including possible alternative treatments and the issues presented by this notice.

Notwithstanding the discussion under “Material U.S. Federal Income Tax Consequences—Tax Consequences to Non-U.S. Holders—Recent Legislation” in the accompanying product supplement, withholding under legislation commonly referred to as “FATCA” may apply to amounts paid with respect to instruments issued after June 30, 2014 (including the notes, if they were recharacterized as debt instruments).  You should consult your tax adviser regarding the potential application of FATCA to the notes.

Selected Risk Considerations

An investment in the notes involves significant risks.  Investing in the notes is not equivalent to investing directly in the Index or any of the equity securities underlying the Index.  These risks are explained in more detail in the “Risk Factors” section of the accompanying product supplement no. 4-I dated November 14, 2011.

•
YOUR INVESTMENT IN THE NOTES MAY RESULT IN A LOSS — The notes do not guarantee any return of principal at maturity.  The return on the notes at maturity is linked to the performance of the Index and will depend on whether, and the extent to which, the Index Return is positive or negative.  If the Ending Index Level is less than the Initial Index Level by more than the Contingent Buffer Amount of 12.50%, you will lose 1% of the principal amount of your notes for every 1% that the Ending Index Level is less than the Initial Index Level.  Accordingly, under these circumstances, you will lose more than 12.50% of your principal amount and may lose all of your principal amount at maturity.

•
CREDIT RISK OF JPMORGAN CHASE & CO. — The notes are subject to the credit risk of JPMorgan Chase & Co., and our credit ratings and credit spreads may adversely affect the market value of the notes.  Investors are dependent on JPMorgan Chase & Co.’s ability to pay all amounts due on the notes.  Any actual or potential change in our creditworthiness or credit spreads, as determined by the market for taking our credit risk, is likely

JPMorgan Structured Investments — Contingent Buffered Equity Notes Linked to the EURO STOXX® Banks Index	TS-3

to adversely affect the value of the notes. If we were to default on our payment obligations, you may not receive any amounts owed to you under the notes and you could lose your entire investment.

•
POTENTIAL CONFLICTS — We and our affiliates play a variety of roles in connection with the issuance of the notes, including acting as calculation agent and as an agent of the offering of the notes, hedging our obligations under the notes and making the assumptions used to determine the pricing of the notes and the estimated value of the notes when the terms of the notes are set, which we refer to as JPMS’s estimated value.  In performing these duties, our economic interests and the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the notes.  In addition, our business activities, including hedging and trading activities, could cause our economic interests to be adverse to yours and could adversely affect any payment on the notes and the value of the notes.  It is possible that hedging or trading activities of ours or our affiliates in connection with the notes could result in substantial returns for us or our affiliates while the value of the notes declines.  Please refer to “Risk Factors — Risks Relating to the Notes Generally” in the accompanying product supplement no. 4-I for additional information about these risks.

•
THE BENEFIT PROVIDED BY THE CONTINGENT BUFFER AMOUNT MAY TERMINATE ON THE FINAL ENDING AVERAGING DATE — If the Ending Index Level is less than the Initial Index Level by more than the Contingent Buffer Amount, the benefit provided by the Contingent Buffer Amount will terminate and you will be fully exposed to any depreciation in the Index.

•
JPMS’S ESTIMATED VALUE OF THE NOTES WILL BE LOWER THAN THE ORIGINAL ISSUE PRICE (PRICE TO PUBLIC) OF THE NOTES — JPMS’s estimated value is only an estimate using several factors.  The original issue price of the notes will exceed JPMS’s estimated value because costs associated with selling, structuring and hedging the notes are included in the original issue price of the notes.  These costs include the selling commissions, the projected profits, if any, that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the notes and the estimated cost of hedging our obligations under the notes.  See “JPMS’s Estimated Value of the Notes” in this term sheet.

•
JPMS’S ESTIMATED VALUE DOES NOT REPRESENT FUTURE VALUES OF THE NOTES AND MAY DIFFER FROM OTHERS’ ESTIMATES — JPMS’s estimated value of the notes is determined by reference to JPMS’s internal pricing models when the terms of the notes are set.  This estimated value is based on market conditions and other relevant factors existing at that time and JPMS’s assumptions about market parameters, which can include volatility, dividend rates, interest rates and other factors.  Different pricing models and assumptions could provide valuations for notes that are greater than or less than JPMS’s estimated value.  In addition, market conditions and other relevant factors in the future may change, and any assumptions may prove to be incorrect.  On future dates, the value of the notes could change significantly based on, among other things, changes in market conditions, our creditworthiness, interest rate movements and other relevant factors, which may impact the price, if any, at which JPMS would be willing to buy notes from you in secondary market transactions.  See “JPMS’s Estimated Value of the Notes” in this term sheet.

•
JPMS’S ESTIMATED VALUE IS NOT DETERMINED BY REFERENCE TO CREDIT SPREADS FOR OUR CONVENTIONAL FIXED-RATE DEBT — The internal funding rate used in the determination of JPMS’s estimated value generally represents a discount from the credit spreads for our conventional fixed-rate debt.  The discount is based on, among other things, our view of the funding value of the notes as well as the higher issuance, operational and ongoing liability management costs of the notes in comparison to those costs for our conventional fixed-rate debt.  If JPMS were to use the interest rate implied by our conventional fixed-rate credit spreads, we would expect the economic terms of the notes to be more favorable to you.  Consequently, our use of an internal funding rate would have an adverse effect on the terms of the notes and any secondary market prices of the notes.  See “JPMS’s Estimated Value of the Notes” in this term sheet.

•
THE VALUE OF THE NOTES AS PUBLISHED BY JPMS (AND WHICH MAY BE REFLECTED ON CUSTOMER ACCOUNT STATEMENTS) MAY BE HIGHER THAN JPMS’S THEN-CURRENT ESTIMATED VALUE OF THE NOTES FOR A LIMITED TIME PERIOD — We generally expect that some of the costs included in the original issue price of the notes will be partially paid back to you in connection with any repurchases of your notes by JPMS in an amount that will decline to zero over an initial predetermined period.  These costs can include projected hedging profits, if any, and, in some circumstances, estimated hedging costs and our secondary market credit spreads for structured debt issuances.  See “Secondary Market Prices of the Notes” in this term sheet for additional information relating to this initial period.  Accordingly, the estimated value of your notes during this initial period may be lower than the value of the notes as published by JPMS (and which may be shown on your customer account statements).

•
SECONDARY MARKET PRICES OF THE NOTES WILL LIKELY BE LOWER THAN THE ORIGINAL ISSUE PRICE OF THE NOTES — Any secondary market prices of the notes will likely be lower than the original issue price of the notes because, among other things, secondary market prices take into account our secondary market credit spreads for structured debt issuances and, also, because secondary market prices (a) exclude selling commissions and (b) may exclude projected hedging profits, if any, and estimated hedging costs that are included in the original issue price of the notes.  As a result, the price, if any, at which JPMS will be willing to buy notes from you in secondary market transactions, if at all, is likely to be lower than the original issue price.  Any sale by you prior to the maturity date could result in a substantial loss to you.  See the immediately following risk consideration for information about additional factors that will impact any secondary market prices of the notes.

The notes are not designed to be short-term trading instruments.  Accordingly, you  should be able and willing to hold your notes to maturity.  See “— Lack of Liquidity” below.

JPMorgan Structured Investments — Contingent Buffered Equity Notes Linked to the EURO STOXX® Banks Index	TS-4

•
SECONDARY MARKET PRICES OF THE NOTES WILL BE IMPACTED BY MANY ECONOMIC AND MARKET FACTORS — The secondary market price of the notes during their term will be impacted by a number of economic and market factors, which may either offset or magnify each other, aside from the selling commissions, projected hedging profits, if any, estimated hedging costs and the level of the Index, including:

•	any actual or potential change in our creditworthiness or credit spreads;
•	customary bid-ask spreads for similarly sized trades;
•	secondary market credit spreads for structured debt issuances;
•	the actual and expected volatility of the Index;
•	the time to maturity of the notes;
•	the dividend rates on the equity securities underlying the Index;
•	interest and yield rates in the market generally;
•	the exchange rate and the volatility of the exchange rate between the U.S. dollar and the European Union euro; and
•	a variety of other economic, financial, political, regulatory and judicial events.

Additionally, independent pricing vendors and/or third party broker-dealers may publish a price for the notes, which may also be reflected on customer account statements.  This price may be different (higher or lower) than the price of the notes, if any, at which JPMS may be willing to purchase your notes in the secondary market.

•
NO INTEREST OR DIVIDEND PAYMENTS OR VOTING RIGHTS — As a holder of the notes, you will not receive interest payments, and you will not have voting rights or rights to receive cash dividends or other distributions or other rights that holders of securities composing the Index would have.

•
THE EQUITY SECURITIES INCLUDED IN THE INDEX ARE CONCENTRATED IN THE BANKING INDUSTRY— Each of the equity securities included in the Index has been issued by a company whose business is associated with the banking industry.  Because the value of the notes is determined by the performance of the Index, an investment in these notes will be concentrated in this industry.  As a result, the value of the notes may be subject to greater volatility and be more adversely affected by a single positive or negative economic, political or regulatory occurrence affecting this industry than a different investment linked to securities of a more broadly diversified group of issuers.

•
NON-U.S. SECURITIES RISK — The equity securities that compose the Index have been issued by non-U.S. companies.  Investments in securities linked to the value of such non-U.S. equity securities involve risks associated with the securities markets in those countries, including risks of volatility in those markets, governmental intervention in those markets and cross shareholdings in companies in certain countries.  Also, there is generally less publicly available information about companies in some of these jurisdictions than about U.S. companies that are subject to the reporting requirements of the SEC.

•
NO DIRECT EXPOSURE TO FLUCTUATIONS IN FOREIGN EXCHANGE RATES — The value of your notes will not be adjusted for exchange rate fluctuations between the U.S. dollar and the European Union euro, although any currency fluctuations could affect the performance of the Index.  Therefore, if the European Union euro appreciates or depreciates relative to the U.S. dollar over the term of the notes, you will not receive any additional payment or incur any reduction in your payment at maturity.

•
LACK OF LIQUIDITY — The notes will not be listed on any securities exchange.  JPMS intends to offer to purchase the notes in the secondary market but is not required to do so.  Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the notes easily.  Because other dealers are not likely to make a secondary market for the notes, the price at which you may be able to trade your notes is likely to depend on the price, if any, at which JPMS is willing to buy the notes.

•
THE FINAL TERMS AND VALUATION OF THE NOTES WILL BE PROVIDED IN THE PRICING SUPPLEMENT — The final terms of the notes will be based on relevant market conditions when the terms of the notes are set and will be provided in the pricing supplement.  In particular, JPMS’s estimated value will be provided in the pricing supplement and may be as low as the minimum for JPMS’s estimated value set forth on the cover of this term sheet.  Accordingly, you should consider your potential investment in the notes based on the minimum for JPMS’s estimated value.

JPMorgan Structured Investments — Contingent Buffered Equity Notes Linked to the EURO STOXX® Banks Index	TS-5

Historical Information

The following graph sets forth the historical performance of the EURO STOXX® Banks Index based on the weekly historical Index closing levels from January 2, 2009 through June 20, 2014.  The Index closing level on June 23, 2014 was 153.20.  We obtained the Index closing levels below from Bloomberg Financial Markets, without independent verification.

The historical Index closing levels should not be taken as an indication of future performance, and no assurance can be given as to the Index closing level on the pricing date or any Ending Averaging Date.  We cannot give you assurance that the performance of the Index will result in the return of any of your principal.

JPMS’s Estimated Value of the Notes

JPMS’s estimated value of the notes set forth on the cover of this term sheet is equal to the sum of the values of the following hypothetical components: (1) a fixed-income debt component with the same maturity as the notes, valued using our internal funding rate for structured debt described below, and (2) the derivative or derivatives underlying the economic terms of the notes.  JPMS’s estimated value does not represent a minimum price at which JPMS would be willing to buy your notes in any secondary market (if any exists) at any time.  The internal funding rate used in the determination of JPMS’s estimated value generally represents a discount from the credit spreads for our conventional fixed-rate debt.  For additional information, see “Selected Risk Considerations — JPMS’s Estimated Value Is Not Determined by Reference to Credit Spreads for Our Conventional Fixed-Rate Debt.”  The value of the derivative or derivatives underlying the economic terms of the notes is derived from JPMS’s internal pricing models.  These models are dependent on inputs such as the traded market prices of comparable derivative instruments and on various other inputs, some of which are market-observable, and which can include volatility, dividend rates, interest rates and other factors, as well as assumptions about future market events and/or environments.  Accordingly, JPMS’s estimated value of the notes is determined when the terms of the notes are set based on market conditions and other relevant factors and assumptions existing at that time.  See “Selected Risk Considerations — JPMS’s Estimated Value Does Not Represent Future Values of the Notes and May Differ from Others’ Estimates.”

JPMS’s estimated value of the notes will be lower than the original issue price of the notes because costs associated with selling, structuring and hedging the notes are included in the original issue price of the notes.  These costs include the selling commissions paid to JPMS and other affiliated or unaffiliated dealers, the projected profits, if any, that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the notes and the estimated cost of hedging our obligations under the notes.  Because hedging our obligations entails risk and may be influenced by market forces beyond our control, this hedging may result in a profit that is more or less than expected, or it may result in a loss.  We or one or more of our affiliates will retain any profits realized in hedging our obligations under the notes.  See “Selected Risk Considerations — JPMS’s Estimated Value of the Notes Will Be Lower Than the Original Issue Price (Price to Public) of the Notes” in this term sheet.

Secondary Market Prices of the Notes

For information about factors that will impact any secondary market prices of the notes, see “Selected Risk Considerations — Secondary Market Prices of the Notes Will Be Impacted by Many Economic and Market Factors” in this term sheet.  In addition, we generally expect that some of the costs included in the original issue price of the notes will be

JPMorgan Structured Investments — Contingent Buffered Equity Notes Linked to the EURO STOXX® Banks Index	TS-6

partially paid back to you in connection with any repurchases of your notes by JPMS in an amount that will decline to zero over an initial predetermined period that is intended to be the shorter of six months and one-half of the stated term of the notes.  The length of any such initial period reflects the structure of the notes, whether our affiliates expect to earn a profit in connection with our hedging activities, the estimated costs of hedging the notes and when these costs are incurred, as determined by JPMS.  See “Selected Risk Considerations — The Value of the Notes as Published by JPMS (and Which May Be Reflected on Customer Account Statements) May Be Higher Than JPMS’s Then-Current Estimated Value of the Notes for a Limited Time Period.”

Supplemental Use of Proceeds

The net proceeds we receive from the sale of the notes will be used for general corporate purposes and, in part, by us or one or more of our affiliates in connection with hedging our obligations under the notes.

The notes are offered to meet investor demand for products that reflect the risk-return profile and market exposure provided by the notes.  See “What Is the Total Return on the Notes at Maturity, Assuming a Range of Performances for the Index?” and “Hypothetical Examples of Amount Payable at Maturity” in this term sheet for an illustration of the risk-return profile of the notes and “Selected Purchase Considerations — Return Linked to the EURO STOXX ® Banks Index” in this term sheet for a description of the market exposure provided by the notes.

The original issue price of the notes is equal to JPMS’s estimated value of the notes plus the selling commissions paid to JPMS and other affiliated or unaffiliated dealers, plus (minus) the projected profits (losses) that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the notes, plus the estimated cost of hedging our obligations under the notes.

For purposes of the notes offered by this term sheet, the first and second paragraphs of the section entitled “Use of Proceeds and Hedging” on page PS-48 of the accompanying product supplement no. 4-I are deemed deleted in their entirety.  Please refer instead to the discussion set forth above.

JPMorgan Structured Investments — Contingent Buffered Equity Notes Linked to the EURO STOXX® Banks Index	TS-7

APPENDIX A

The EURO STOXX® Banks Index

We have derived all information contained in this term sheet regarding the EURO STOXX® Banks Index, including, without limitation, its make-up, method of calculation and changes in its components, from publicly available information, without independent verification.  This information reflects the policies of, and is subject to change by, STOXX Limited.  The EURO STOXX® Banks Index is calculated, maintained and published by STOXX Limited.  STOXX Limited has no obligation to continue to publish, and may discontinue publication of, the EURO STOXX® Banks Index.

The EURO STOXX® Banks Index is calculated in euros and is reported by Bloomberg L.P. under the ticker symbol “SX7E.”

The EURO STOXX® Banks Index was created by STOXX Limited, a joint venture between Deutsche Börse AG and SIX Group AG.  Publication of the EURO STOXX® Banks Index began on June 15, 1998, based on an initial EURO STOXX® Banks Index value of 100 at December 31, 1991. The EURO STOXX® Banks Index is disseminated on the STOXX Limited website: http://www.stoxx.com, which sets forth, among other things, the country and industrial sector weightings of the securities included in the EURO STOXX® Banks Index and updates these weightings at the end of each quarter.  Information contained in the STOXX Limited website is not incorporated by reference in, and should not be considered a part of, this term sheet.  We make no representation or warranty as to the accuracy or completeness of information contained on the STOXX Limited website.

Index Composition of the Index

The EURO STOXX® Banks Index is one of 19 EURO STOXX® Supersector indices that compose the STOXX® Europe 600 Index.  The STOXX® Europe 600 Index contains the 600 largest European stocks by free float market capitalization.  Each of the 19 EURO STOXX® Supersector indices contain the companies within the Eurozone subset of the STOXX® Europe 600 Index that fall within the relevant supersector, determined by reference to the Industry Classification Benchmark (“ICB”), an international system for categorizing companies that is maintained by FTSE International Limited.  The EURO STOXX® Banks Index includes companies in the banks supersector, which tracks companies providing a broad range of financial services, including retail banking, loans and money transmissions.  The EURO STOXX® Banks Index currently includes 29 stocks of banks market sector leaders mainly from the twelve largest Eurozone countries: Austria, Belgium, Finland, France, Germany, Greece, Ireland, Italy, Luxembourg, the Netherlands, Portugal and Spain.

The composition of each of the EURO STOXX® Supersector indices is reviewed quarterly, based on the closing stock data on the last trading day of the month following the implementation of the last quarterly index review.  The component stocks are announced on the fourth Tuesday of the month immediately prior to the review implementation month.  Changes to the component stocks are implemented on the third Friday in each of March, June, September and December and are effective the following trading day.

The STOXX® Europe 600 Index is also reviewed on an ongoing basis, and any changes affecting the STOXX® Europe 600 Index are also applied to the relevant EURO STOXX® Supersector index.  Corporate actions (including initial public offerings, mergers and takeovers, spin-offs, delistings and bankruptcy) that affect the STOXX® Europe 600 Index composition are immediately reviewed.  Any changes are announced, implemented and effective in line with the type of corporate action and the magnitude of the effect.

The free float factors and weighting cap factors for each component stock used to calculate the EURO STOXX® Supersector indices, as described below, are reviewed, calculated and implemented on a quarterly basis and are fixed until the next quarterly review.

Index Calculation

The EURO STOXX® Supersector indices are calculated with the “Laspeyres formula,” which measures the aggregate price changes in the component stocks against a fixed base quantity weight. The formula for calculating each EURO STOXX® Supersector index value at any time can be expressed as follows:

Index =	free float market capitalization of the relevant EURO STOXX® Supersector index
Divisor

The “free float market capitalization of the relevant EURO STOXX® Supersector index” is equal to the sum of the products of the price, number of shares, free float factor and weighting cap factor for each component stock as of the time the relevant EURO STOXX® Supersector index is being calculated.

The divisor for each EURO STOXX® Supersector index is adjusted to maintain the continuity of that EURO STOXX® Supersector index values despite changes due to corporate actions.  The following is a summary of the adjustments to any component stock made for corporate actions and the effect of such adjustment on the divisor, where shareholders of the component stock will receive “B” number of shares for every “A” share held (where applicable).

JPMorgan Structured Investments — Contingent Buffered Equity Notes Linked to the EURO STOXX® Banks Index	A-1

(1) Split and reverse split: Adjusted price = closing price × A / B New number of shares = old number of shares × B / A Divisor: no change
(2) Rights offering:

If the subscription price is not available or if the subscription price is equal to or greater than the closing price on the day before the effective date, then no adjustment is made

Adjusted price = (closing price × A + subscription price × B) / (A + B)

New number of shares = old number of shares *(A + B)/ A

Divisor: increases

(3) Stock dividend: Adjusted price = closing price × A / (A + B) New number of shares = old number of shares × (A + B) / A Divisor: decreases	(4) Stock dividend of another company: Adjusted price = (closing price × A – price of other company × B) / A Divisor: decreases
(5) Return of capital and share consideration:

Adjusted price =   (closing price – capital return announced by company × (1- withholding tax)) × A / B

New number of shares = old number of shares × B / A

Divisor: decreases

(6) Repurchase of shares / self tender:

Adjusted price =   ((price before tender × old number of shares) – (tender price × number of tendered shares)) / (old number of shares – number of tendered shares)

New number of shares = old number of shares – number of tendered shares
Divisor: decreases

(7) Spin-off: Adjusted price = (closing price × A – price of spun-off shares × B) / A Divisor: decreases
(8) Combination stock distribution (dividend or split) and rights offering:

For this corporate action, the following additional assumptions apply:

Shareholders receive B new shares from the distribution and C new shares from the rights offering for every A share held.

If A is not equal to one share, all the following “new number of shares” formulae need to be divided by A:

- If rights are applicable after stock distribution (one action applicable to other):

Adjusted price =   (closing price × A + subscription price × C × (1 + B / A)) / ((A + B) × ( 1 + C / A))

New number of shares = old number of shares × ((A + B) × (1 + C / A)) / A

Divisor: increases

- If stock distribution is applicable after rights (one action applicable to other):

Adjusted price = (closing price × A + subscription price × C) /((A + C) × (1 + B / A))

New number of shares = old number of shares × ((A + C) × (1 + B / A))

Divisor: increases

- Stock distribution and rights (neither action is applicable to the other):

Adjusted price = (closing price × A + subscription price × C) / (A + B + C)

New number of shares = old number of shares × (A + B + C) / A

Divisor: increases

JPMorgan Structured Investments — Contingent Buffered Equity Notes Linked to the EURO STOXX® Banks Index	A-2

License Agreement with STOXX Limited

Our affiliate has entered into an agreement with STOXX Limited (“STOXX”) providing us and certain of our affiliates or subsidiaries identified in that agreement with a non-exclusive license and, for a fee, with the right to use the EURO STOXX® Banks Index, which is owned and published by STOXX Limited, in connection with certain securities, including the notes.

STOXX and its licensors (the “Licensors”) have no relationship to JPMorgan Chase & Co., other than the licensing of the EURO STOXX® Europe Banks Index and the related trademarks for use in connection with the notes.

STOXX and its Licensors do not:

•	sponsor, endorse, sell or promote the notes;

•	recommend that any person invest in the notes or any other securities;

•	have any responsibility or liability for or make any decisions about the timing, amount or pricing of the notes;

•	have any responsibility or liability for the administration, management or marketing of the notes; or

•	consider the needs of the notes or the holders of the notes in determining, composing or calculating the EURO STOXX® Banks Index or have any obligation to do so.

STOXX and its Licensors will not have any liability in connection with the notes. Specifically,

•	STOXX and its Licensors do not make any warranty, express or implied and disclaim any and all warranty about:

•	The results to be obtained by the notes, the holders of the notes or any other person in connection with the use of the EURO STOXX® Banks Index and the data included in the EURO STOXX® Banks Index;

•	The accuracy or completeness of the EURO STOXX® Banks Index and its data; or

•	The merchantability and the fitness for a particular purpose or use of the EURO STOXX® Banks Index and its data;

•	STOXX and its Licensors will have no liability for any errors, omissions or interruptions in the EURO STOXX® Banks Index or its data; and

•
Under no circumstances will STOXX or its Licensors be liable for any lost profits or indirect, punitive, special or consequential damages or losses, even if STOXX or its Licensors knows that they might occur.

The licensing agreement between our affiliate and STOXX is solely for their benefit and not for the benefit of the holders of the notes or any other third parties.

JPMorgan Structured Investments — Contingent Buffered Equity Notes Linked to the EURO STOXX® Banks Index	A-3